Exhibit 99.1




CONTACT:

Edward F. Paquette
Vice President/CFO

                                                 FOR IMMEDIATE RELEASE
George F. Sweeney
George F. Sweeney & Co./NY
212/213-3388


                STANDEX INTERNATIONAL CORPORATION
               ADOPTS NEW STOCKHOLDER RIGHTS PLAN


SALEM, NH, December 10, 1998 --- Standex International Corporation (NYSE:SXI) announced today that its Board of Directors has adopted a new Stockholder Rights Agreement in which common stock purchase rights will be distributed on or about January 25, 1999, as a dividend of one Right for each share of the Company's common stock, $1.50 par value per share, ("Common Stock") to stockholders of record as of the close of business on January 25, 1999. The Rights Agreement replaces the 1989 Stockholder Rights Plan of the Company that expires on January 25, 1999.

     The new Rights Agreement is designed to deter coercive or unfair takeover tactics and to prevent an acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. The new Rights will expire on December 10, 2008, unless earlier redeemed or exchanged.

      Edward J. Trainor, President and Chief Executive Officer of Standex, said the Rights Agreement "will not restrict consideration by the Board of any offer on terms favorable to all stockholders, but is intended to protect the interests of stockholders in the event the Company is confronted with coercive or unfair takeover tactics. These tactics can unfairly pressure stockholders, squeeze them out of their investment without giving them any real choice, and deprive them of the full value of their shares." Mr. Trainor noted that similar plans have been adopted by many public companies.


      The Rights will be exercisable if another party acquires beneficial ownership of 15 percent or more of the Company's Common Stock, or upon the commencement of a tender or exchange offer that, if consummated, would result in another party acquiring 15 percent or more of the Company's Common Stock (the "Acquiring Person"). Each Right will entitle Standex stockholders to purchase one share of Common Stock of the Company at an exercise price of $95.

      In the event of such an acquisition or similar event as described in the Rights Agreement, each Right, except those owned by the Acquiring Person, will enable the holder of the Right to purchase that number of shares of Standex Common Stock which equals the exercise price of the Right divided by one-half of the market price of such Common Stock.

      In addition, if Standex is involved in a merger or other transaction with another company in which it is not the surviving corporation or it sells or transfers 50 percent or more of its assets or earning power to another company, each Right will entitle its holder to purchase that number of shares of Common Stock of the acquiring company which equals the exercise price of the Right divided by one-half of the market price of such Common Stock.

      The Company will be entitled to redeem the Rights at $0.001 per Right at any time until the tenth business day following public announcement that a 15 percent stock position has been acquired or the commencement of a tender or exchange offer that, if consummated, would result in another party acquiring 15 percent or more of the Company's Common Stock and in certain other circumstances.

      Standex International Corporation, with sales for the fiscal year ended June 30, 1998 of $616 million and operations in the United States, Western Europe, Canada, Australia, Singapore and Mexico, is a multi-industry manufacturer in three broad business segments: Food Service, Industrial and Consumer.

                              # # #